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                        Steadman American Industry Fund

                                            July 6, 1998


Dear Shareholder;

        This Letter is to inform you of the results of the Adjourned Special Meetings of Shareholders of the Steadman Mutual Funds, held on December 8, 1997. The principal purpose of these meetings was to consider and act on a proposal to approve a merger agreement whereby Steadman American Industry Fund, Steadman Investment Fund and Steadman Technology and Growth Fund would merge into Steadman Associated Fund, to be renamed Steadman Security Trust.

        Although the shareholders of both Steadman Investment Fund and Steadman Associated Fund did approve the proposal, the Shareholders of Steadman American Industry Fund and Steadman Technology and Growth Fund did not vote on the proposal because a quorum for purposes of this vote was not obtained for either fund despite vigorous efforts to contact each shareholder.

        On May 5, 1998, the Trustees of Steadman American Industry Fund ("Fund") determined to continue operating the Fund as a separate entity. They further concluded that it was inefficient for the Fund to maintain accounts with less than $100. Accordingly, the Trustees adopted a policy whereby the accounts of shareholders which had balances that were less than $100 would be closed and the net asset value would be returned to the respective shareholder.

        Because so many shareholders of the Fund did not return their proxies for the Special Meeting of Shareholders despite repeated requests, the Fund must request that each shareholder confirm that his or her address, as indicated above, is correct by initialing and returning to us the address confirmation letter in the enclosed post paid envelope.
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        Shareholders whose accounts are less than $100 and who return the confirmation letter will be sent a check within 7 days after the Fund receives your letter. For additional information contact the Fund at 1-800-424-8570.


        PLEASE NOTE, IF WE DO NOT RECEIVE AN ADDRESS CONFIRMATION LETTER FROM A SHAREHOLDER, THEN FOR ALL ACCOUNTS FOR WHICH THE APPLICABLE STATUTORY TIME PERIOD HAS PASSED AND AFTER STATUTORY REQUIREMENTS HAVE BEEN MET, THE FUND WILL DEEM SUCH SHARES OWNED BY A SHAREHOLDER TO BE "UNCLAIMED PROPERTY" AND WILL TRANSFER CUSTODY OF THE FUNDS REPRESENTED THEREBY TO THE UNCLAIMED PROPERTY OFFICE OF THE STATE OF THE LAST KNOWN ADDRESS FOR SUCH SHAREHOLDER.


                                        Sincerely yours,

                                        Steadman American Industry Fund

                                        By:
                                           ----------------------------
                                              Max Katcher, President
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To Steadman American Industry Fund



_________ I confirm that my address is correct as it appears on the letter addressed to me by the Fund, dated July 6, 1998



_________ The address on the envelope is incorrect.  My correct address is:


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                                             Shareholder Signature

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                                             Print Name